EXHIBIT 10.21

ZEP INC.

LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNITS AWARD AGREEMENT

THIS AGREEMENT, made and entered into as of                      by and between Zep Inc., a Delaware Corporation, (the “Company”) and                                          (“Grantee”).

WITNESSETH THAT:

WHEREAS, the Company maintains the Zep Inc. Long-Term Incentive Plan (the “Plan”), and Grantee has been selected by the Committee to receive a Restricted Stock Units Award under the Plan;

NOW, THEREFORE, IT IS AGREED, by and between the Company and Grantee, as follows:

1.	Award of Restricted Stock

1.1 The Company hereby grants to Grantee an award of                      restricted stock units (“Restricted Stock Units” or “RSUs”), with each Restricted Stock Unit representing the right to receive one Share, subject to, and in accordance with, the restrictions, terms, and conditions set forth in this Agreement. The grant date of this award of Restricted Stock Units is                              (the “Grant Date”).

1.2 This Agreement (including any appendices or exhibits) shall be construed in accordance with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

2.	Restrictions

2.1 Subject to Sections 2.3, 2.4, and 2.5 below, if the Grantee remains employed by the Company, the Restricted Stock Units shall vest as follows (each such date on which the Restricted Stock Units vest is hereinafter referred to as a “Vesting Date”):

Number of RSUs	Vesting Date

For purposes of this Agreement, employment with a Subsidiary of the Company or service as a member of the Board of Directors of the Company shall be considered employment with the Company.

2.2 Except as otherwise provided below, on each Vesting Date, Grantee shall own the Shares obtained as a result of the vesting of the Restricted Stock Units free and clear of all restrictions imposed by this Agreement (except those imposed by Section 3.4 below). The Company shall transfer such Shares to Grantee in accordance with Section 3 below.

2.3 In the event, prior to the Vesting Date, (i) Grantee dies while actively employed by the Company, or (ii) Grantee has his employment terminated by reason of Disability, any Restricted Stock Units shall become fully vested and nonforfeitable as of the date of Grantee’s death or Disability. The Company shall transfer the Shares resulting from the vesting of the Restricted Stock Units, in accordance with Section 3 below, free and clear of any restrictions imposed by this Agreement (except for Section 3.4) to Grantee (or, in the event of death, his surviving spouse or, if none, to his estate) as soon as practical after his date of death or termination for Disability.

2.4 Except for death or Disability as provided in Section 2.3, or except as otherwise provided in a severance agreement, employment agreement, or similar agreement with Grantee, if Grantee terminates his employment or if the Company terminates Grantee prior to the Vesting Date, the Restricted Stock Units shall cease to vest further, the unvested Restricted Stock Units shall be immediately forfeited, and Grantee shall only be entitled to the Shares issued as a result of Restricted Stock Units that had vested as of his date of termination.

2.5 Notwithstanding the other provisions of this Agreement, in the event of a Change in Control prior to the Vesting Date, all Restricted Stock Units shall become fully vested and nonforfeitable as of the date of the Change in Control. The Company shall transfer the Shares issuable as a result of Restricted Stock Units that become vested pursuant to this Section 2.5 in accordance with Section 3 below.

2.6 The Restricted Stock Units may not be sold, assigned, transferred, pledged, or otherwise encumbered prior to the date Grantee becomes vested in the Restricted Stock Units.

3.	Issuance of Shares; Dividend Equivalents

3.1 No Shares shall be issued to Grantee prior to the date on which the Restricted Stock Units vest, and the restrictions with respect to the Restricted Stock Units lapse, in accordance with Sections 2.1, 2.3 and 2.5. After any Restricted Stock Units vest, the Company shall promptly cause Shares to be issued in book-entry form with the Company’s transfer agent, registered in the Grantee’s name or in the name of Grantee’s legal representatives, beneficiaries or heirs, as the case may be, in payment of such vested Restricted Stock Units. In addition, the Company will cause to be paid in cash the Dividend Equivalents, described in Section 3.3, attributed to the Shares issued as a result of the vesting of the Restricted Stock Units, as soon as practical after the Vesting Date.

3.2 During the period that the Grantee holds Restricted Stock Units granted pursuant to this Award, the Company shall credit to a non-interest bearing account on its books for Grantee, on each date that the Company pays a cash dividend to holders of its Common Stock, an amount equal to the dollar amount paid per Share of the Company’s Common Stock that is subject to the Restricted Stock Units under this Agreement and that have not vested (the “Dividend Equivalents”). The Company will cause to be paid in cash the Dividend Equivalents attributed to the Restricted Stock Units as soon as practical after each Vesting Date. The Dividend Equivalents credited to Grantee’s non-interest bearing account shall be forfeited in the event that the Restricted Stock Units are forfeited.

3.3 The Restricted Stock Units granted pursuant to this Award do not and shall not entitle the Grantee to any rights of a shareholder of the Company’s Common Stock. The rights of the Grantee with respect to the Restricted Stock Units shall remain forfeitable at all times prior to the date on which such rights become vested, and the restrictions with respect to the Restricted Stock Units lapse, in accordance with Sections 2.1, 2.3 and 2.5 above.

3.4 In the event of a Change in Capitalization, the number and class of Shares or other securities that Grantee shall be entitled to pursuant to this Agreement shall be appropriately adjusted or changed by the Committee to reflect the Change in Capitalization, provided that any such additional Shares or additional or different shares or securities shall remain subject to the restrictions in this Agreement.

3.5 Grantee represents and warrants that he is acquiring the Shares underlying the Restricted Stock Units for investment purposes only, and not with a view to distribution thereof. Grantee is aware that the Restricted Stock Units, or Shares issued in connection therewith, may not be registered under the federal or any state securities laws and that in that event, in addition to the other restrictions on the Shares, they will not be able to be transferred unless an exemption from registration is available or the Shares are registered. By making this award of Restricted Stock Units, the Company is not undertaking any obligation to register the Shares underlying the Restricted Stock Units under any federal or state securities laws.

4.	No Right to Continued Employment or Additional Grants

Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon Grantee any right with respect to continuance of employment by the Company or a subsidiary, nor shall this Agreement or the Plan interfere in any way with the right of the

Company or a Subsidiary to terminate Grantee’s employment at any time. The Plan may be terminated at any time, and even if the Plan is not terminated, Grantee shall not be entitled to any additional awards under the Plan.

5.	Taxes and Withholding

Grantee shall be responsible for all federal, state, and local income taxes payable with respect to this award of Restricted Stock Units and dividends paid on unvested Restricted Stock Units. The Company shall have the right to retain and withhold from any payment of Shares or cash the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to such payment. At its discretion, the Company may require Grantee to reimburse the Company for any such taxes required to be withheld and may withhold any distribution in whole or in part until the Company is so reimbursed. In lieu thereof, the Company shall have the right to withhold from any other cash amounts due to Grantee an amount equal to such taxes required to be withheld or withhold and cancel (in whole or in part) a number of Shares having a market value not less than the amount of such taxes.

6.	Grantee Bound by the Plan

Grantee hereby acknowledges receipt of a copy of the Plan and the prospectus for the Plan, and agrees to be bound by all the terms and provisions thereof.

7.	Modification of Agreement

This Agreement may be modified, amended, suspended, or terminated, and any terms or conditions may be waived, but only by mutual agreement of the parties in writing.

8.	Severability

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

9.	Governing Law

The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the state of Delaware without giving effect to the conflicts of laws principles thereof.

10.	Successors in Interest

This Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns, whether by merger, consolidation, reorganization, sale of assets, or otherwise. This Agreement shall inure to the benefit of Grantee’s legal representatives. All obligations imposed upon Grantee and all rights granted to the Company under this Agreement shall be final, binding, and conclusive upon Grantee’s heirs, executors, administrators, and successors.

11.	Resolution of Disputes

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to the interpretation, construction, or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding, and conclusive on Grantee and the Company for all purposes.

12.	Pronouns; Including

Wherever appropriate in this Agreement, personal pronouns shall be deemed to include the other genders and the singular to include the plural. Wherever used in this Agreement, the term “including” means “including, without limitation.”

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	ZEP INC.

By:

GRANTEE:

/s/